Exhibit (k)(iv)

John Hancock Investment Management LLC 200 Berkeley Street Boston, MA 02116

February 24, 2026

To the Trustees of

John Hancock CQS Asset Backed Securities Fund

200 Berkeley Street

Boston, MA 02116

Re:	Form of Expense Limitation Letter Agreement and Expense Limitation Notice

With reference to the investment advisory agreement (the “Advisory Agreement”) approved by the Board and entered into by and between John Hancock Investment Management LLC (the “Adviser”) and John Hancock CQS Asset Backed Securities Fund (the “Fund”), we hereby notify you as follows:

1. The Adviser agrees to contractually waive its advisory fees or, to the extent necessary, reimburse other expenses of the Fund as set forth in Appendix A hereto.

2. We understand and intend that the Fund will rely on this undertaking in overseeing the preparation and filing of Post-effective Amendments to the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net and gross (managed) asset value per share, and for other purposes permitted under Form N-2 and/or the Investment Company Act of 1940, as amended, and we expressly permit the Fund so to rely.

Very truly yours,

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:

Agreed and Accepted on behalf of JOHN HANCOCK CQS ASSET BACKED SECURITIES FUND

By:

A copy of the document establishing the Fund as a Massachusetts Business Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer in his capacity as such and not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Fund individually but only upon the assets of the Fund.

APPENDIX A

Fund Level Contractual Limitation on Other Fund Level Expenses

For purposes of this Appendix:

The Adviser contractually agrees to reduce its advisory fee for the Fund or, if necessary, make payment to the Fund, in an amount equal to the amount by which the “Other Fund Level Expenses” of the Fund incurred in the ordinary course of the Fund’s business exceed the annual rate as set forth in the table below of the Fund’s average daily Managed Assets. Managed Assets is defined as the total assets of the Fund (including any assets attributable to any preferred shares that may be issued or to indebtedness), minus the Fund’s liabilities incurred in the normal course of operations other than liabilities relating to indebtedness. “Other Fund Level Expenses” means all the expenses of the Fund excluding (1) advisory and incentive fees, (2) interest expense and other borrowing related costs, fees and expenses, (3) Rule 12b-1 fees; (4) any cashiering or other investment servicing fees; (5) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the business of the Fund; (6) taxes; (7) short dividends, (8) Acquired Fund Fees and Expenses; 1 (9) class specific expenses; (10) portfolio brokerage commissions; (11) expenses related to, or incurred by, special purpose vehicles or other subsidiaries of the Fund held directly or indirectly by the Fund; (12) expenses, including legal expenses, related to investments of the Fund; and (13) expenses, including legal expenses, related to co-investment transactions involving the Fund.

The current expense limitation agreement expires on the date specified below, unless renewed by mutual agreement of the Fund and the Adviser based upon a determination that this is appropriate under the circumstances at that time.

This expense limitation agreement will also terminate automatically upon the termination of the Advisory Agreement, unless a new investment advisory agreement with the Adviser (or with an affiliate under common control with the Adviser) becomes effective upon such termination.

Fund	Limit on Other Fund Level Expenses	Expiration Date of Expense Limit
John Hancock CQS Asset Backed Securities Fund	0.50%	February 28, 2027

[1]	“Acquired Fund Fees and Expenses” are based on indirect net expenses associated with the Fund’s investments in underlying investment companies.

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